Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-199432, and No. 333-222466) and Form S-8 (No. 333-195476, No. 333-208364, No. 333-212277, No. 333-221082, No. 333-228647, No. 333-236719 and No. 333-252767) of Net Element, Inc., of our report dated March 30, 2021, relating to the consolidated financial statements of Net Element, Inc. at and for the years ended December 31, 2020 and 2019, which appear in this Form 10-K.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

March 31 2021